Exhibit 23.5

Date:2025/06/30

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by MEGA FORTUNE COMPANY LIMITED (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the reference to our firm under the headings “Prospectus Summary” and “Risk Factors” which pertain to PRC laws in the registration statement of Form F-1, as amended, of the Company ( “ Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

/s/ Guangdong Wesley Law Firm

Guangdong Wesley Law Firm